EXHIBIT 10.1

FIRST AMENDMENT TO
SECURITIES PURCHASE AGREEMENT
BY AND AMONG
RELIANCE HOLDINGS LLC,
TIPTREE OPERATING COMPANY, LLC,
TIPTREE FINANCIAL, INC.,
RELIANCE FIRST CAPITAL, LLC,
THE MEMBERS OF RELIANCE FIRST CAPITAL, LLC,
WEXFORD CAPITAL LP, AS WEXFORD SELLERS REPRESENTATIVE
AND
MARC MILLER, AS RELIANCE SELLERS REPRESENTATIVE
Dated as of July 1, 2015

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT
THIS FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT (as amended, modified or supplemented from time to time pursuant to the terms hereof, this “Agreement”), dated as of July 1, 2015, is entered into by and among Reliance Holdings LLC, a Delaware limited liability company (“Buyer”), Tiptree Operating Company, LLC, a Delaware limited liability company (“Tiptree”), Tiptree Financial Inc., a Maryland corporation (“TFI”), Reliance First Capital LLC, a Delaware limited liability company (the “Company”), Wexford Capital LP, a Delaware limited partnership (the “Wexford Sellers Representative”), Marc Miller (the “Reliance Sellers Representative” and together with the Wexford Sellers Representative, the “Seller Representatives”), and the members of the Company set forth on the signature pages of this Agreement under the caption “The Sellers” (collectively, the “Sellers”). The Company, Buyer, Tiptree, TFI, Seller Representatives and each Seller are referred to individually as a “Party” and collectively, as “Parties.”
RECITALS
WHEREAS, the Parties are parties to that certain Securities Purchase Agreement dated as of November 24, 2014 (the “Securities Purchase Agreement”); and
WHEREAS, the Parties hereto desire to amend the Securities Purchase Agreement as set forth below.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Securities Purchase Agreement.
ARTICLE 1
AMENDMENTS
ARTICLE 2
Section 2.01    Amendments. The Securities Purchase Agreement is deemed amended as follows:

(a)	The terms “Closing Cash Balance” and “Estimated Closing Cash Balance” are hereby deleted from the Securities Purchase Agreement.

(b)	The term “Closing Working Capital” shall be amended and restated in its entirety to mean “the Total Working Capital as of the Closing Date.”

(c)
The term “Operating Agreement” shall be added to Section 1.01 of the Securities Purchase Agreement and shall mean “the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 18, 2009, as amended through the date hereof and the Closing Date.”

(d)
The term “Payout” shall be added to Section 1.01 and shall mean “that point in time when a number equal to (i)(A) an amount sufficient to yield the Preferred Return on the Preferred Members’ aggregate Unreturned Capital Contributions (as such terms are defined in the Operating Agreement) from time to time plus (B) the Preferred Members’ Unreturned Capital Contributions less (ii)(x) any and all amounts distributed to the Preferred Members under the Operating Agreement prior to the Closing plus (y) any and all amounts of Purchase Price and Earnout Payments paid to the Preferred Members hereunder, is reduced to zero, in all cases as determined by the Wexford Sellers Representative. For the avoidance of doubt, all TFI shares issued to a Seller shall be valued at the market value on the date of issuance to the Seller and the calculations above shall be made as if the Operating Agreement remained in effect (and unamended) after the date of the Closing.”

(e)	The term “Target Working Capital” shall be amended and restated in its entirety to mean “the Total Working Capital as of March 31, 2015, as shown on Exhibit G hereto, or $17,758,871.”

(f)
The term “Total Working Capital” shall be added to Section 1.01 of the Securities Purchase Agreement and shall mean “as of any date, an amount equal to the sum of (i) Total Adjusted Assets and (ii) Total Adjusted Liabilities, as such terms are used in Exhibit G hereto.”

(g)
The term “Value Per Share” shall be amended and restated in its entirety to mean “as of the date of a calculation, the most recent publicly reported book value per TFI Share (including Tiptree-level net assets) calculated in accordance with GAAP, reported in TFI’s filings with the SEC (including earnings releases).”

(h)    The text of Section 2.05 of the Securities Purchase Agreement is deemed amended and restated in its entirety to read as follows:
“Section 2.05    Purchase Price Adjustment.

(a)
Estimated Closing Statement. The Company will prepare in good faith and provide to Buyer no later than five (5) Business Days prior to the anticipated Closing Date a written statement setting forth in reasonable detail its good faith estimates of the Closing Working Capital (the “Estimated Working Capital”), the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”), the Closing Debt Amount (the “Estimated Closing Debt Amount”) and the Funded Debt Amount (and the recipients of any portion thereof, including any such recipient’s account information for purposes of receiving a wire transfer in accordance with Section 2.04(a) for any such portion thereof) (the “Estimated Closing Statement”), in each case prepared in accordance with the definitions of such terms in the Securities Purchase Agreement and/or the Accounting Policies, as applicable.

(b)
Estimated Purchase Price. The Purchase Price payable at Closing pursuant to Section 2.04(a)(1) (the “Estimated Purchase Price”) shall be calculated using the Estimated Closing Debt Amount and Estimated Working Capital set forth on the Estimated Closing Statement.

(c)
Proposed Final Closing Statement. As promptly as possible and in any event within seventy-five (75) calendar days after the Closing Date, Buyer shall prepare or cause to be prepared, and will provide to the Sellers, a written statement setting forth in reasonable detail its proposed final determination of the Closing Working Capital, the Closing Transaction Expenses, the Closing Debt Amount and the Purchase Price (the “Proposed Final Closing Statement”). The determination of the Closing Working Capital, the Closing Transaction Expenses and the Closing Debt Amount reflected on the Proposed Final Closing Statement will be prepared in accordance with the definitions thereof and/or the Accounting Policies, as applicable. Buyer will afford, and cause the Company to afford, the Seller Representatives and their respective advisors reasonable access (during normal business hours) to the work papers and other books and records of Buyer and the Company for purposes of assisting the Seller Representatives in their review of the Proposed Final Closing Statement.

(d)
Sellers’ Response. The Proposed Final Closing Statement (and the proposed final determinations of the Closing Working Capital, the Closing Transaction Expenses, the Closing Debt Amount and the Purchase Price reflected thereon) will be final, conclusive and binding on the Parties for purposes of this Section 2.05(d) unless the Wexford Sellers Representative provides a written notice (a “Seller Response Notice”) to Buyer no later than the twentieth (20th) Business Day after the delivery to the Sellers of the Proposed Final Closing Statement. Any Seller Response Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Statement which the Sellers believe has not been prepared in accordance with this Agreement and the correct amount of such item and (ii) the Sellers’ alternative calculation of the Closing Working Capital, the Closing Transaction Expenses, the Closing Debt Amount and the Purchase Price, as applicable. Any item or amount to which no dispute is raised in the Seller Response Notice will be final, conclusive and binding on the Parties for purposes of this Section 2.05 after such twentieth (20th) Business Day.

(e)
Resolution of Disputes. Buyer and the Sellers will attempt to promptly resolve the matters raised in any Seller Response Notice in good faith. Beginning twenty (20) Business Days after delivery of any Seller Response Notice pursuant to Section 2.05(d), or any mutually-agreed extension thereof, either Buyer or the Wexford Sellers Representative may provide written notice to the other (the “Dispute Notice”) that it elects to submit the disputed items to a nationally recognized independent accounting firm chosen jointly by Buyer and the Sellers acting in good faith (the “Accounting Firm”). The Parties will instruct the Accounting Firm to promptly (and in any event within thirty (30) Business Days), in accordance with such procedures as it deems fair and equitable, provided that each party will be afforded an opportunity to submit a written statement in favor of its position and to advocate for its position orally before the Accounting Firm, review only those unresolved items and amounts specifically set forth and objected to in the Seller Response Notice. The Accounting Firm will resolve the dispute by selecting either (i) the Sellers’ calculation of Closing Working Capital, the Closing Transaction Expenses, Closing Debt Amount or Purchase Price as set forth on the Seller Response Notice (as modified following discussions with Buyer and as submitted to the Accounting Firm at the outset of the dispute resolution process with a copy to Buyer) or (ii) Buyer’s calculation of Closing Working Capital, the Closing Transaction Expenses or Closing Debt Amount or Purchase Price as set forth on the Proposed Final Closing Statement (as modified following discussions with the Sellers and as submitted to the Accounting Firm at the outset of the dispute resolution process with a copy to the Sellers), based upon the submission which results in an adjustment to the Closing Working Capital, the Closing Transaction Expenses, Closing Debt Amount and Purchase Price that is closest to the correct adjustment as determined by the Accounting Firm after resolution of the disputed items. In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes and the industry in which the Company operates will act for the Accounting Firm in the determination proceeding, and the Accounting Firm will render a written decision with respect to such disputed matter, including a statement in reasonable detail of the basis for its decision. The fees and expenses of the Accounting Firm will be borne 50% by the Buyer and 50% by the Sellers. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the Parties for purposes of this Section 2.05. As used herein, the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the Parties and/or the decision of the Accounting Firm pursuant to this Section 2.05 is referred to herein as the “Final Closing Statement”. Each of the Parties agrees to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(f)
Purchase Price Adjustment. If the Closing Working Capital, the Closing Debt Amount or the Closing Transaction Expenses (as finally determined pursuant to this Section 2.05 and as set forth in the Final Closing Statement) differs from the estimated amounts thereof set forth in the Estimated Closing Statement:

(1)
Buyer will, no later than ten (10) Business Days after the final determination referred to in paragraph (e) above is made, remit or cause to be remitted to the Sellers an aggregate amount equal to the excess of the recalculated Purchase Price over the Estimated Aggregate Purchase Price; or

(2)
Buyer shall have the option, by written notice to the Seller Representatives, (x) to require Sellers, severally and not jointly and on a pro rata basis in accordance with each Seller’s Consideration Pro Rata Portion, to remit or cause to be remitted to Buyer an aggregate amount in cash equal to the excess of the Estimated Aggregate Purchase Price over the recalculated Purchase Price (the absolute value of such amount, the “Deficit Amount”) or (y) to deduct the Deficit Amount from the Earnout Payments otherwise due to Sellers pursuant to Section 2.06, such deduction to be made on a pro rata basis in accordance with each Seller’s Consideration Pro Rata Portion. In the event the Deficit Amount exceeds the amount of the Cash Consideration, then the entire amount of the Cash Consideration shall be remitted to Buyer in accordance with (x) or (y) above and Buyer shall have the option, by written notice to the Seller Representatives, (a) to require Sellers, severally and not jointly and on a pro rata basis in accordance with each Seller’s Consideration Pro Rata Portion to surrender or cause to be surrendered to Buyer a number of TFI Shares with an aggregate market value equal to the excess of the Deficit Amount over the amount of the Cash Consideration or (b) to deduct a number of TFI Shares equal to such excess from the Earnout Payments otherwise due to Sellers pursuant to Section 2.06, such deduction to be made on a pro rata basis in accordance with each Seller’s Consideration Pro Rata Portion.

(g)
Working Capital. The Parties acknowledge that the sole purpose of the working capital adjustment set forth in this Section 2.05 is to adjust for changes in relative levels of working capital of the Company from March 31, 2014 to the Closing Date; and, accordingly, the Closing Working Capital will be calculated using the Accounting Policies applied in a manner consistent with the application of such Accounting Policies in the calculation of the Target Working Capital and will not take into account any changes in accounting treatment or policy that would be required under GAAP from and after March 31, 2014.

(i)    The text of Section 2.06(a) is deemed amended and restated in its entirety to read as follows:

(a)
For the period beginning on the first day of the first month beginning immediately following the Closing Date and ending on the date that is thirty-six (36) months thereafter (the “Earnout Period”) provided that if the Closing Date is on the first day of a month, then the Earnout period shall begin on the Closing Date, Sellers shall be entitled to annual earnout payments (the “Earnout Payments”) as and to the extent provided for herein; prior to the Payout, the portion of the Earnout Payments attributable to each Seller shall be as set forth on Sections 2.06(a)(i) of the Company Disclosure Schedules and from and after the Payout, the portion of the Earnout Payments attributable to each Seller shall be as set forth on Sections 2.06(a)(i) of the Company Disclosure Schedules (the portion attributable to each Seller, such Seller’s “Earnout Pro Rata Portion”). Any Earnout Payments due hereunder shall be made no later than ninety (90) calendar days following the end of the applicable annual twelve (12) month period (the “Annual Earnout Payment Period”) to which such Earnout Payment relates. Notwithstanding the foregoing, any Earnout Payments otherwise due and payable hereunder shall be subject to the deductions and offsets in accordance with Section 2.05(f)(2) and Section 9.04.”

(j)     The text of Section 6.01(b) is deemed amended by deletion of the words “(and such distributions of Cash and Cash Equivalents by the Company, for the avoidance of doubt, shall reduce the amount of the Closing Cash Balance)”

(k)    Section 2.06(a) of the Disclosure Schedules is deemed amended and restated in its entirety to read as attached as Exhibit A hereto.

ARTICLE 3

MISCELLANEOUS

Section 3.01    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Section 3.02    Jurisdiction.    Except as otherwise expressly provided in this Agreement, each Party, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the U.S. federal courts located in the Borough of Manhattan, New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), in any way arising out of or relating to this Agreement, its negotiation or terms, or the Transactions, (b) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, that the venue is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.01 of the Securities Purchase Agreement. Notwithstanding the foregoing in this Section 3.02, a Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Section 3.03    WAIVER OF JURY TRIAL    TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, ITS NEGOTIATION OR TERMS, OR THE TRANSACTIONS, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.03 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 3.04    Further Assurances    From and after the Closing, upon the request of Buyer or the Sellers, each of the Parties will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances, and other instruments and papers as may be reasonably required or appropriate to carry out the Transactions.
Section 3.05    Counterparts    This Agreement may be executed in any number of counterparts, each of which when executed will be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile and pdf signatures will be deemed originals.

Section 3.06    Third Party Beneficiaries; No Recourse Against Third Parties     No provision of this Agreement is intended to confer upon any Person other than the Parties any rights or remedies hereunder, except as contemplated by Section 9.02 of the Securities Purchase Agreement.

Section 3.07    Severability    If any term, provision, covenant or restriction of this Agreement is held by any Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

[Remainder of page intentionally left blank. Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this First Amendment to Securities Purchase Agreement as of the date first above written.

BUYER:	RELIANCE HOLDINGS LLC By: /s/ Jonathan Ilany Name: Jonathan Ilany Title: Co-Chief Executive Officer
TIPTREE:	TIPTREE OPERATING COMPANY, LLC By: /s/ Jonathan Ilany Name: Jonathan Ilany Title: Co-Chief Executive Officer
TFI:	TIPTREE FINANCIAL INC. By: /s/ Jonathan Ilany Name: Jonathan Ilany Title: Co-Chief Executive Officer
THE COMPANY:	RELIANCE FIRST CAPITAL LLC By: /s/ Hugh Miller Name: Hugh Miller Title: President
WEXFORD SELLER REPRESENTATIVE:	WEXFORD CAPITAL LP By: Wexford GP LLC, its General Partner By: /s/ Arthur Amron Name: Arthur Amron Title: Vice President and Assistant Secretary

RELIANCE SELLER REPRESENTATIVE:	/s/ Marc Miller Marc Miller
THE SELLERS:	RELIANCE INVESTORS LLC By: /s/ John C. Sites, Jr. Name: John C. Sites, Jr. Title: Manager
RELIANCE CONTROL LLC By: /s/ John C. Sites, Jr. Name: John C. Sites, Jr. Title: Manager
/s/ Hugh Miller Hugh Miller
/s/ Richard Blass Richard Blass
/s/ Lee Miller Lee Miller
/s/ Marc Miller Marc Miller